TRANSCRIPT

06 - 26 - 2024

Worthington Enterprises

Fourth Quarter 2024 Earnings

TOTAL PAGES: 17

CORPORATE SPEAKERS:

Worthington Enterprises

Fourth Quarter 2024 Earnings

Marcus Rogier

Worthington Enterprises; Treasurer, Investor Relations Officer

Andy Rose

Worthington Enterprises; President, Chief Executive Officer

Joseph Hayek

Worthington Enterprises; Chief Financial and Operations Officer

PARTICIPANTS:

Brian Biros

Thompson Research Group; Analyst

Charles Perron

Goldman Sachs; Analyst

Daniel Moore

CJS Securities; Analyst

John Tumazos

John Tumazos Very Independent Research; Analyst

Brian McNamara

Canaccord Genuity; Analyst

PRESENTATION:

Operator^ Good morning. And welcome to the Worthington Enterprises Fourth Quarter Fiscal 2024 Earnings Conference Call. (Operator Instructions)

This conference is being recorded at the request of Worthington Enterprises. (Operator Instructions)

I'd like to introduce Marcus Rogier, Treasurer and Investor Relations Officer.

Mr. Rogier, you may begin.

Marcus Rogier^ Thank you, Krista. Good morning, everyone, and welcome to Worthington Enterprises’ fourth quarter fiscal 2024 earnings call.

On our call today, we have Andy Rose, Worthington's President and Chief Executive Officer; and Joe Hayek, Worthington's Chief Financial and Operations Officer.

Before we get started, I'd like to note that certain statements made today are forward-looking within the meaning of the 1995 Private Securities Litigation Reform Act.

Worthington Enterprises

Fourth Quarter 2024 Earnings

These statements are subject to risks and uncertainties that could cause actual results to differ from those suggested.

We issued our earnings release yesterday after the market close.

Please refer to it for more detail on those factors that could cause actual results to differ materially.

In addition, our discussion today will include non-GAAP financial measures.

A reconciliation of these measures with the most appropriate comparable GAAP measure is included in the earnings press release, which is available on our Investor Relations website.

Today's call is being recorded, and a replay will be made available later on our website.

At this point, I will turn the call over to Andy for opening remarks.

Andy Rose^ Thank you, Marcus, and good morning.

I want to welcome you to Worthington Enterprises' fiscal fourth quarter earnings call.

We had a respectable quarter with adjusted EBITDA of $63 million and adjusted earnings per share of $0.74.

We also had a busy quarter on the M&A front, further executing on our strategy and positioning our portfolio for long-term success. The last year and a half was a lot of work, positioning us as a stand-alone business, but our teams have transitioned well to driving towards above-market growth through innovation and M&A.

I could not be more proud of the continued focus and hard work that our people carry out every day.

We recently announced two transactions, the acquisition of Hexagon Ragasco and the formation of a joint venture of our Sustainable Energy Solutions business with Hexagon Composites. Both transactions are great examples of how we are good stewards of capital and create long-term value for our shareholders.

First, we acquired Hexagon Ragasco, a global market leader in lightweight composite liquefied propane gas cylinders used for leisure, household and industrial applications. Hexagon Ragasco pioneered composite technology for liquid gas cylinders in 2000 and with its highly automated manufacturing facility in Norway today makes the most efficiently produced and quality consistent composite LPG cylinder in the world, selling into 100 countries.

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Fourth Quarter 2024 Earnings

This acquisition is now part of our Building Products segment and complements our operations in Portugal, expands our product portfolio and extends our global reach.

Second, we also announced the formation of a joint venture of our Sustainable Energy Solutions business with Hexagon Composites, a global leader in the storage and transport of hydrogen and compressed natural gas. Worthington has a long history of establishing joint ventures with strong partners to make a business better and maximize long-term value creation. The hydrogen market has been slow to develop in the U.S. and Europe, and this partnership will provide a better platform to capitalize on opportunities as they emerge.

Our remaining ownership interest will no longer be reported on a consolidated basis but rather earnings will flow through equity income. This strategic move results in a reduction of invested capital, higher earnings in the prospect of a brighter future for our SES business.

I would like to welcome the entire Hexagon Ragasco team to Worthington Enterprises, and we are already working hard alongside the Hexagon Composites team to maximize the potential of our newly formed JV.

The changes above mean our Consumer Products and Building Products businesses are now the primary pillars of Worthington enterprises.

We will continue to implement the Worthington business system of transformation, innovation and M&A to enable us to achieve accelerated growth in earnings.

We are particularly focused today on further enhancing our innovation capabilities, so we can bring more and better products to market faster and incorporate sustainable technologies that will deliver significant value to our customers and make us a more valuable partner.

As evidenced in collaboration with our customer, GALP, our NEXI IoT solutions series recently received a design award from the IF Design Foundation and won gold in the business to consumer household appliance category from the renowned German Innovation Awards.

Additionally, our HALO Elite Series Griddle was recognized as the best grills of 2024 by CNET and one of the 10 best grills of the year by the Wall Street Journal.

Our expertise in strategic M&A, which is showcased by the Hexagon transactions will help us drive growth and higher returns as we add new products, new brands and consolidate markets.

We will continue to be disciplined stewards of capital, not only making new investments to deliver long-term value creation, but also redeploying capital in situations where we can earn a better return. There is no better example of this than the transactions just completed.

We're off to a good start as Worthington Enterprises, and Joe will now walk you through the numbers. Joe?

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Joseph Hayek^ Thank you, Andy, and good morning, everybody.

On a GAAP basis, in Q4, we reported a loss from continuing operations of $0.64 a share and versus earnings of $1.01 per share in the prior year. There were several unique items that impacted our quarterly results including the following: we incurred pretax restructuring, impairment and onetime charges of $74 million, or $1.38 per share, during the current quarter. These charges were primarily related to the sale of 51% of our Sustainable Energy Solutions segment as part of the formation of a joint venture with Hexagon Composites, a global leader in the clean energy space.

Results in the prior year quarter were negatively impacted by $0.18 per share due to several items, largest being corporate costs that were eliminated at the time of separation, along with costs related to the separation of our steel processing business, and other smaller nonrecurring items. Excluding these items, we generated adjusted earnings from continuing operations of $0.74 per share in the current quarter compared to $1.19 per share in Q4 of last year.

Consolidated net sales in the quarter of $319 million decreased 13.6% from $369 million in the prior year due to lower volumes across all of our segments compared to a very strong Q4 last year. Gross profit for the quarter decreased to $79 million from $94 million in Q4 a year ago. Despite the lower volumes, gross margin decreased only slightly to 24.8% from 25.5% and was up sequentially.

Adjusted EBITDA in Q4 was $63 million, down from $94 million in Q4 of last year, and our trailing 12-month adjusted EBITDA is now $251 million with a trailing 12-month adjusted EBITDA margin of 20.1%. With respect to cash flows and our balance sheet, cash flows from operations was $45 million in the quarter and free cash flow was $34 million.

During the quarter, we invested $11 million on capital projects, which included $5 million related to the previously mentioned facility modernization projects.

We spent $12 million on acquisitions, which was primarily a deposit for the Hexagon Ragasco acquisition, which closed on June 3, and we paid $8 million in dividends.

We also received $43 million in dividends from our unconsolidated JVs during the quarter, a 106% cash conversion rate on net equity income.

For the full fiscal year, we spent approximately $19 million in CapEx related to the facility modernization projects, and we have about $60 million remaining to spend on those projects which will be spread out over the next two years and they're expected to be completed by early fiscal 2027.

Looking at our balance sheet and liquidity positions.

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Fourth Quarter 2024 Earnings

We ended the quarter with an exceptionally strong balance sheet, $298 million of long-term funded debt carrying at an average interest rate of 3.6%, combined with $244 million of cash, yielding around 5%.

We used approximately $84 million of this cash in early June to complete the Hexagon Ragasco acquisition, net of proceeds that we received from Hexagon related to the JV's formation. Continue to operate with extremely low leverage, ending the quarter with a net debt to trailing EBITDA leverage ratio of less than a quarter turn, and we are well positioned with ample liquidity including a $500 million undrawn bank credit facility.

Yesterday, the Worthington Enterprises Board declared a dividend of $0.17 per share for the quarter, which is payable in September of 2024. That's a 6% increase relative to the dividend last quarter, and we're very pleased to be able to continue rewarding our shareholders as we balance growth in our market-leading businesses with capital returns to shareholders.

We'll now spend a few minutes on each of the businesses.

In Consumer Products, net sales in Q4 were $125 million, down from $149 million a year ago. The decrease was a result of lower volumes, which were down 17.9% to Q4 of last year. Adjusted EBITDA for the Consumer business was $17 million and adjusted EBITDA margin was 13.6% in Q4 compared to $30 million and 19.8% in the prior year.

The decline in adjusted EBITDA compared to the prior year quarter was primarily a result of lower volumes in our outdoor living products and slightly higher SG&A related to our tools business as we are investing in that business for future growth.

We had a tough comp relative to the prior year when that business generated record results, but we also believe that consumers have pulled back on discretionary purchases and as we discussed last quarter, Q4 was also negatively impacted by volume that was pulled forward into Q3.

While there are indications that consumers continue to be challenged by inflation and are spending less on nonessentials, the median age of a home in the U.S. is now over 40 years and long-term trends favor companies with innovative tools and solutions used to repair and maintain those homes.

In addition, our outdoor living products continue to win praise from publications and consumers, and we believe destocking has run its course and demand for those products moving forward will be more correlated with point-of-sale results.

We have a solid lineup of market-leading brands that are an important and affordable part of outdoor living activities, celebrations and home improvement projects, and we remain optimistic heading into our new fiscal year. Building products generated net sales of $154 million in Q4, down 12% from $175 million a year ago. The decrease was driven by a less favorable product

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Fourth Quarter 2024 Earnings

mix and lower volumes, especially in the large format heating end market, which continued to see some destocking.

We are optimistic that this destocking cycle run its course this summer and demand will return to a more normal -- seasonal normally levels in time for the fall heating season.

Our water business continued to improve on the top and bottom lines, and our cooling and construction products have returned to seasonally normal volumes as well. Building Products generated adjusted EBITDA of $52 million in the quarter, and adjusted EBITDA margin was 33.6% compared to $65 million and 37.1% in Q4 of last year. The decrease was largely driven by lower equity earnings at ClarkDietrich. The team continues to do a great job taking care of its customers but slightly lower volumes and pricing competition from regional players has created some margin compression for them. ClarkDietrich contributed $12 million for the quarter compared to a near record $25 million in the prior year quarter.

WAVE continued to deliver very strong results, seeing relative strength in volumes across multiple end markets and contributed equity earnings of $28 million in the quarter up from $24 million a year ago.

For the year, WAVE generated record equity earnings of $103 million for us.

The Building Products team has done a very good job managing through the destocking that occurred in fiscal 2024, while enhancing its value proposition for customers, and they are very well positioned as demand trends normalize.

In Q4, Sustainable Energy Solutions generated net sales and adjusted EBITDA of $40 million and $1 million compared to $45 million and $4 million a year ago.

As I mentioned earlier, during the quarter, we sold an interest in our Sustainable Energy Solutions business to Hexagon Composites, effectively turning that business into an unconsolidated JV, of which we own 49%. This occurred on May the 29th, so Q4 and historical results for SES are being reported in other, along with unallocated corporate, expenses.

Going forward, starting with our fiscal 2025 Q1, any profits or loss related to SES will flow through equity income within corporate and other.

At this point, we are happy to take any questions that people might have.

QUESTION & ANSWER:

Operator^ (Operator Instructions) Your first question comes from Kathryn Thompson with Thompson Research Group. Please go ahead.

Worthington Enterprises

Fourth Quarter 2024 Earnings

Brian Biros^ Hey, good morning. This is actually Brian Biros on for Kathryn. Thank you for taking my questions.

Joseph Hayek^ Good morning, Brian.

Brian Biros^ Good morning. On ClarkDietrich, I know you touched on it during the prepared remarks, you saw a big drop in the quarter. You mentioned March compression, competition.

I guess first off, can you parse out how much in that drop was price versus volume there? And I know it's facing a tough comp overall anyway.

And then maybe just touch on the outlook for that part as we kind of settle into this new level after coming off the COVID highs.

Joseph Hayek^ Sure, Brian.

So it wasn't all that related to volumes. Volumes were slightly down, but they hung in pretty well.

It was, in fact, the margin compression story. And the -- remember, they're two-thirds new and steel prices fluctuating.

There are people that -- competitors that do different things. And so they've done a great job of kind of maintaining share and taking care of their customers.

We look at this quarter and their performance this quarter as kind of feeling pretty troughy. And so if you kind of annualize that, that should be reasonable.

Brian Biros^ Got it. And then maybe on the Building Products segment, margins were down, again, mostly on ClarkDietrich, as you mentioned.

But then if you back out the JVs, it looks like the core margins there for the Building Products segment has done pretty well given the headwinds of everything you mentioned.

I guess can you just touch on the puts and takes there for the core building product margins?

Joseph Hayek^ Yes. It's, again it feels where we are right now, I think it was 7.5% EBITDA margins ex JVs. That also feels troughy. The higher-margin products that we have are really where the destocking has been the most acute, and so you think about that kind of large format heating market. This summer, we think that, that destocking runs its course. And so when the fall heating season cranks back up, we anticipate some more growth there and some return to normalcy, and that really ought to help their margins along with continued improvements in the water business and then in the cooling business.

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Fourth Quarter 2024 Earnings

Andy Rose^ Yes, I think, Brian, Joe has talked about in the past some of the opportunities, particularly in the water segment there, and we're starting to see the results of a lot of good work by the team in terms of improving the profitability of that segment, so that probably helped during the quarter as well.

Brian Biros^ Thank you.

Joseph Hayek^ Sure.

Operator^ Your next question comes from the line of Susan Maklari with Goldman Sachs. Please go ahead.

Charles Perron^ Good morning, everyone, this is Charles Perron in for Susan. Thanks for taking my question.

Joseph Hayek^ Sure, good morning, Charles.

Charles Perron^ Good morning. Maybe first, can you expand on the Hexagon Ragasco acquisition? Maybe how you found this deal, maybe the rationale behind the transaction? And the synergy do you think you can generate from both revenue and cost.I think you noted that it extends your portfolio and geographic footprint. Any details you can provide on that?

Andy Rose^ Yes, I mean Joe can maybe give you some details about where the transaction came from, but it was -- the Hexagon announced publicly they were going to put the business up for sale last year. And so we were aware of it. And honestly, it's a perfect strategic fit for us because we're -- one, we're already in the business in Europe and Hexagon is the clear market leader in Type four for this type of product, so there are, and will be, synergies for us.

I don't think we've said sort of publicly because we have to get in and understand the business better, but one of the things that I will tell you is already happening is this is probably the most automated cylinder manufacturing plant in the world. And not -- it's probably hard to measure a synergy here, but they're going to be able to help us with some of our existing operations in terms of bringing technologies and processes that they already have.

So not only is it a great product and they're a market leader in the product set that they have, but there should be some benefits to us as well.

Joseph Hayek^ Yes. And Charles, Andy is absolutely right. The conversation started honestly around the Ragasco business, but Hexagon Composites is a great company in the clean energy space. And so the conversation morphed and grew into ultimately one that included the JV. And we couldn't be happier with the team and the people and the cultural similarities between Hexagon and Worthington.

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Fourth Quarter 2024 Earnings

And so this was really -- this was really kind of the only company on the planet that we could have done these transactions with, and it's early, right? It's only kind of 3 and a half weeks in, but so far so good on both fronts.

Charles Perron^ Got it. Got it. Thanks for the color. And maybe can you talk a little bit more about what you're seeing in the consumer segment? I was a little bit surprised by the volume decrease this quarter, I think, 16%. But what are you hearing from your customers and demand for your consumer product entering the summer months?

Joseph Hayek^ Yes. It's a great question. We talked about this some in Q3, but the folks that we follow, and I know that you guys keep track of, Charles, have all sort of suggested that there is some softness in consumer spending, particularly in kind of the outdoor living spaces, which is really primarily where the decrease in volumes were.

But in December, January, February, we almost became a victim of our own success because there were the storms and there was that very cold weather and our retail customers needed additional supply and needed kind of surge volumes, and we were in a position, not because of some of the good work of the consumer team, to be able to provide those additional camping gas cylinders and other products to them.

And then they were effectively full in Q4 and so what normally what you would have seen is a little bit of a slower Q3 and a stronger Q4, that was flipped on its head this year.

I will tell you that -- I think Andy mentioned this earlier, it's almost as if there's still some dislocation and some different factors that are influencing seasonality as things continue to get back to normal from COVID.

But as soft as those sales were in Q4, they were far softer than they normally are.

We didn't lose market share. Nothing happened in that regard.

And thus far, again, it's only 3 and a half weeks. Volumes there have in the outdoor living space have bounced back to pretty close to normal.

Charles Perron^ Got it, that’s very good color, Joe. Thank you very much for the time.

Joseph Hayek^ Sure, thanks, Charles.

Operator^ Your next question comes from the line of Daniel Moore with CJS Securities. Please go ahead.

Daniel Moore^ Thanks, good morning. Appreciate the taking questions.

Joseph Hayek^ Good morning, Dan.

Worthington Enterprises

Fourth Quarter 2024 Earnings

Maybe just talk a little bit about demand and activity levels at both WAVE and ClarkDietrich on a forward-looking basis. And then for ClarkDietrich, you mentioned this feels like it's troughing here. How do we think about your expectations for profitability for WAVE over the next several quarters as well?

Andy Rose^ Yes, I mean we've talked about this in past quarters. These businesses, even though they're both sort of commercial construction related are a little bit different in a little bit different places in the cycle. ClarkDietrich is more on the front end of construction, WAVE a little bit more on the back end of construction. There's probably -- it's a little bit confusing in terms of the demand profile for these businesses. But I would say, overall, right now demand is basically steady.

I mean quarter-to-quarter, it may be up, may be down in each of these businesses, but there is some change in the steel price market. Right now it's declining. And so both of these businesses are currently selling sort of higher-priced steel. And so over the coming months as steel prices come down, they'll have the benefit of lower-priced steel flowing through. That also impacts price. And that's really what happened for ClarkDietrich in this quarter is, when steel prices start to decline, the market for metal framing declines quite quickly.

For WAVE, it's a little bit stickier. And both teams are doing a good job of trying to maintain price in that environment. But as demand softens a little bit, it becomes more difficult for them.

But we feel -- you heard Joe mentioned earlier, we feel pretty good about both these businesses and their ability to kind of maintain profit levels going forward.

Daniel Moore^ Got it. Really helpful. And then you gave great color around kind of state of the market for both consumer and building products. Do we think about the first quarter or two being a little softer on a year-over-year basis before starting to kind of tick up in the fall, is that the right way to kind of think about cadence as we look out first half of fiscal '25 and into the balance of the year?

Joseph Hayek^ Yes, I think that probably depends a little bit, Dan.

I mean I think there are certain product lines or value streams for us where that would be true, and there are others that are on a little bit of a different trajectory. So a little bit of a mixed bag.

But generally speaking, the headwinds that have been out and around haven't gotten worse.

I don't think they've gotten materially better. And so we're comfortable certainly operating in the environment that we're in and our teams are working hard to be nimble and to continue to

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Fourth Quarter 2024 Earnings

enhance their value propositions and take share when they can. And as demand trends normalize, they feel like, and we feel like, we're in pretty good shape.

Andy Rose^ Yes, I don't -- it's hard to forecast what the economy is going to do, but there's sort of pluses and minuses that I think are impacting our businesses in material ways. One, obviously we have a lot of infrastructure spending from the government that's still sort of coming through the pipeline. That's a positive.

We have interest rates, which is impacting the housing market and slowing repair and remodel there. That's obviously a negative. Employment is obviously holding up pretty good, but consumers are sort of dialing back some of their discretionary spend, so I don't know whether that's a neutral.

Financial markets are still pretty strong. So there's sort of puts and takes that at least from my vantage point, solve for kind of somewhat of a steady economy with a little bit of noise here and there in different products in different markets.

Daniel Moore^ Really helpful. And last one for me. Just in terms of the JV or the agreement with Hexagon for your Sustainable Energy Solutions business, how does that enhance your competitive position as well as the kind of organic growth and maybe margin potential on a longer-term basis? Thanks again for the questions.

Joseph Hayek^ Sure, Dan. So I think you're asking about the margin profiles for SES for us, for --

Daniel Moore^ On a combined basis with your -- as an equity owner as opposed to owning the overall. But what does Hexagon brings to the table that might incur kind of a longer-term opportunity? Thanks.

Joseph Hayek^ Sure. So what happens immediately, right, is the revenue from SES drops out of our P&L, right? It's an unconsolidated JV and their profits or losses will roll through equity income.

So I think that was $130 million, $140 million in revenue in 2024, which will now kind of essentially operate just through equity income.

But that business got immediately better the day that we formed the JV.

We really picked a fantastic partner. Hexagon is a leader in that space. They have terrific knowledge around Type four and really are on top of a lot of the things that are happening around the globe. And so the company will be managed, if you will, to maximize its own potential.

What we did doesn't change the end market that they're operating in.

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Fourth Quarter 2024 Earnings

And so we still believe that the markets are very attractive longer term, but it's going to take 3-plus years for those markets to really develop enough and mature enough to have that be a scalable, very profitable business.

But with the addition of kind of Hexagon as a 49% owner along with us at 49% and then the local management team owning 2% at JV, we feel really good about their ability to operate in any environment and hopefully drive meaningful share gains for the venture as we go forward.

Andy Rose^ If you remember the history here, SES really started out as an industrial gas business. And we've made investments in Type 4, which is where Hexagon is a market leader, but we haven't been able to really optimize those investments. And so that's really where they're going to be able to sort of help with the transition.

But what's going on right now in that market is the hydrogen economy is slow to emerge and the Type 1 market is slow, particularly in Europe, because of what's going on with the European economies, the war in Russia and Ukraine. And so it's -- we're excited to have a partner that's going to bring some expertise and some extra lift to the JV.

Operator^ Your next question comes from the line of John Tumazos with John Tumazos Very Independent Research. Please go ahead.

John Tumazos^ Thank you. Could you explain a little more about the Hexagon Composite business that you've acquired? Are they carbon fiber composites, are they fiber reinforced plastics, are they laminates, how does it go to market? How will Worthington make it better?

Andy Rose^ Yes, so it's a Type four cylinder John, that essentially is in the propane market that is the product that they're selling, which is a carbon fiber, I guess, 100% carbon fiber with plastic wrapping cylinder. So that's the basic product. The market that they sell -- or markets that they sell into are very customized, so most of their customers have very specific type of product that they're looking for.

And so there's some aspects that are customized in the manufacturing process. They go to market, they have their own sales force. They have global coverage in terms of their marketplace, although I would tell you that they don't sell a lot into the U.S. today. And so that's an opportunity where we can -- we think we can help leverage what they've already got on a global basis.

So I don't know if that sort of hits your question, but feel free to follow up with, if not.

Joseph Hayek^ John, the thing I would add -- sorry, John, the only thing I would add is Andy is absolutely right.

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It's a nicely profitable business, they had 20-ish percent EBITDA margins in calendar 2023. And we make them better by a lot of the channels and a lot of the relationships that we have in places.

But I would also tell you, and this is what we look for in anything that is attractive to us from an M&A perspective is, they're going to make us better. They will absolutely complement our operations on the continent in Europe, in Portugal, very well.

And their expertise, and Andy mentioned this, their expertise in running a very automated, high-class, world-class facility will help us globally with our own manufacturing footprint.

John Tumazos^ What is Type 4? Is this something that might be preferred by mainstream consumers because it isn't as heavy when we pick it up at the grocery store?

Joseph Hayek^ So if you think about where this gets sold, and you think of maybe the comparison would be something you'd go to your exchange here in the States, right? You would take your steel cylinder, maybe it's made by -- or maybe it's branded Blue Rhino or AmeriGas or somebody else, and you exchange that tank.

In Europe, it's quite different. And these cylinders are used as the primary source of heating and cooking fuel in somebody's apartment or in somebody's body's home, right?

They don't have natural gas lines running all over the place the way that we do here in the States. And so there is -- and the customers are primarily the gas companies who are then providing the service to their customers, the residents, and so there are people carrying these tanks up and down stairs all over the place, and so weight matters quite a bit. And so this composite cylinder is far lighter than its steel equivalent is.

It's more expensive but it is, in a lot of cases, absolutely worth it for customers and for consumers. And so that's really the reason that composite tanks have taken hold the way that they have.

John Tumazos^ Thank you for the explanation.

Joseph Hayek^ Sure.

Operator^ (Operator Instructions) Your next question comes from Brian McNamara with Canaccord Genuity. Please go ahead.

Brian McNamara^ Good morning, guys. Thanks for taking the questions. I guess I'll try to ask about consumer products, perhaps in a different way given the big decline in volumes and sales.

I know you guys flagged the pull forward last quarter and then there's been destocking as well.

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But were each kind of worse than you thought? And I guess my bigger question is, should volumes be up this year? Or are you expecting a drag similar to what we see in other outdoor businesses, which have felt quite a bit of pain over the last couple of years.

Any color there would be helpful.

Andy Rose^ Yes, I think we've gone through a couple of unique years in this business, Brian, where we had a huge bump from COVID because people were camping and cooking and doing lots of things at home, then we had sort of the destocking year where all of the retailers loaded up on product because sales were so high. And so we had an abnormally low year, and I think the expectation is that this year, we're starting to get back to kind of normal demand patterns or demand levels, which probably should be up a little bit from last year.

The last two quarters, as Joe kind of touched on, have been a little odd from a seasonality standpoint, but partly related to our ability to service retailers and load up their inventories in anticipation of storms and other things and then it led to a little bit of softness this fourth quarter.

So I would say, overall, we feel like we're getting back to kind of a normalized pattern and a normalized demand level.

I think -- I may not get this number exactly right, but I think 45-ish, 46 million tanks a year kind of expectation, but we'll see.

Brian McNamara^ That's helpful. Thank you.

I appreciate the color on the steel price declines impacting ClarkDietrich.

I'm curious is -- is that just a timing issue? And if so, how long does it typically take to catch up in terms of historically for ClarkDietrich?

Joseph Hayek^ So the -- yes, so steel prices declined, and I think it gets a little mucky from a competitive perspective, right, because you're having to buy forward based on what you believe your demand plan looks like. And so yes, there's probably a lag of a few months, right?

Brian McNamara^ Got it. That's helpful. And then finally, maybe another one for Joe.

I'm curious what your view is the true earnings power of the business. This is a question I've gotten a lot since you guys split from the steel company.

You came in around $250 million in adjusted EBITDA, and we'll call it a noisy fiscal year.

Is that a good starting run rate? Are you underearning? If so, what are the primary near-term drivers of margin expansion? Thank you.

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Joseph Hayek^ Sure. When we talk about this internally for us to get where we want to go, which is not $251 million, its clearly higher than that, on an annualized EBITDA basis.

But we need base business improvement. That is -- and we've talked about this. Not every single one of our businesses is running at full speed, and we've got plans, and we're thinking constantly about ways to make those businesses better. The recovery we've seen and the earnings power of the water business is a great example of that.

Second thing that we need is just kind of, I'll call it, a normalized operating environment, right, between every single one of our businesses and every single one of our value streams had a COVID bump and either had or is living through the tail end of kind of the COVID hangover as things kind of get back to where they ought to be at a higher level and so, normal operating environment for us doesn't have to be 0% interest rates and all that kind of stuff, but just the lack of a headwind can ultimately become a tailwind, that ultimately will be a driver for us. And then us executing on our strategic growth drivers, right, continuing to innovate, continuing to leverage transformation, to take cost out, and to drive margins higher, and then ultimately, to make really good, thoughtful strategic M&A decisions.

Andy mentioned this, and it's 100% true, the Ragasco acquisition and the SES formation of a JV are two good examples of that. And so I don't have a crystal ball, and we don't -- we can't tell you where our earnings ultimately should be in a given period of time, but based on those factors, we feel like we have a great team. And we feel like we have all the tools.

And so if we get a handful of those kind of hurdles met, we ought to be able to grow from here.

Andy Rose^ And you may recall from Investor Day, I think we said in our materials -- our goal is to grow 6% to 8% top line per year.

I would be disappointed if over the next three to five years, we don't exceed that.

I certainly think we can grow at double-digit rates.

Our goal is to get to 24% EBITDA margins. And there's a lot of different ways, a lot of different tools in our toolkit.

And Joe mentioned some of them, obviously our transformation playbook, which is how we make our businesses better, launching new products that are innovative, you can typically get higher margins for those and then doing accretive M&A transactions.

So I think we have strategies, we have great teams.

We've got the ability to execute on those. And if we do that, we should be able to accomplish those goals over the next period of time.

Worthington Enterprises

Fourth Quarter 2024 Earnings

Short of what the economy does, I have no idea, but right now it feels pretty good.

Brian McNamara^ Great, thanks a lot for the color, guys.

Andy Rose^ Sure.

Operator^ This concludes the question and answer session. And I will now turn the call back over to Andy Rose, Chief Executive Officer, for closing remarks.

Andy Rose^ Great. Thanks, everyone.

As I said last quarter, we are very proud of our history and who we are today, but we are excited about beginning the first full fiscal year as Worthington Enterprises.

We have excellent strategies being driven by an experienced and highly motivated team of professionals and significant available capital to drive returns for our shareholders.

So we're excited about our future and appreciate you being here with us today.

Operator^ This concludes today's conference call. Thank you for your participation.

And you may now disconnect.